Exhibit 24(b)(4.29):  Endorsement 13086-15 (Individual 457 Endorsement) for use with Flexible Premium Individual Deferred Annuity Contract form 13077(LA)-15

ReliaStar Life Insurance Company

A Stock Company

Home Office: [20 Washington Avenue South Minneapolis, Minnesota 55401]	Service Center: [P.O. Box 5050 Minot, North Dakota 58702-5050]

Internal Revenue Code Section 457 Endorsement (Individual)

This Endorsement is part of your contract. The provisions of this Endorsement supersede any conflicting provisions in your contract or in any prior endorsements.

"We, us, our" are ReliaStar Life Insurance Company at its Home Office in [Minneapolis, Minnesota] and its administrative office in [Minot, North Dakota].

"You, your" are the Owner(s) of the contract according to our records.

The following is added to the contract cover page:

This contract funds a qualified plan (Plan) established under Section 457 of the Internal Revenue Code (Code).

For Plans maintained by tax exempt organizations, all rights and benefits under the contract remain the property of the Owner shown on the Contract Data Page.  Annuitant accounts are subject to the claims of the Owner's general creditors.

Plans maintained by state or local governments, however, must be maintained for the exclusive benefit of the Plan participants in accordance with Section 457(g) of the Code.

We will make Fixed and/or Variable Annuity Payouts subject to the terms of this contract. You may change the Start Date, the annuity payout option, or both, as shown in the contract.

The following sentence is added to the Contract Data Page after the Table of Withdrawal Charges:

Twelve years from the original Issue Date, the withdrawal charges, if any, will be zero.

The following is added before the Definitions in Section 1:

Plan Information

This contract funds a Plan established by the Owner under Code Section 457.

Any terms or provisions not defined or explained in this contract which govern the interpretation or administration of the Owner's Plan will be as provided in the Plan. We are not a party to the Plan and are not liable to provide benefits under the Plan.

Section 1 - Definitions

The following definitions in Section 1 are amended and/or added to read as follows:

Annuitant. The person whose life determines the annuity payouts payable under the contract at the Start Date. The Annuitant is the person named in the application who performs or has performed services for the Owner and who participates under this contract pursuant to the Owner's Plan.

Beneficiary. The person named by the Annuitant to receive benefits upon the Annuitant's death, and upon the Owner's approval of the death benefit distribution, unless the law requires otherwise.

Purchase Payments. Amounts paid to us to fund the benefits under this contract. These may include periodic, single lump sum, rollover and transfer payments paid to us by you on behalf of an Annuitant, less applicable premium taxes, if any, as required by law.

Required Distribution Date. The first day of April of the year following the year in which the Annuitant reaches age 70 1/2 or later if permitted by law or regulation.

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Section 2 - The Contract

Paragraph A. in Section 2 is amended to add the following paragraphs:

You will be the sole representative to us under this contract. We will deal only with you except as otherwise specified in the contract or agreed to by us, and we will be entitled to rely upon any action taken or omitted by you pursuant to the terms of the contract.

We may rely on your written directives and will not be liable for any failure to question or challenge such directives regarding annuity payouts or the payment of cash distributions.

Section 3 - Purchase Payments

The following is added at the end of Paragraph A. in Section 3:

Purchase Payments may not exceed the limits imposed under Code Section 457(b) and can be made only to the extent that other requirements imposed under Code Section 457(b) are satisfied.

Where the Contract is issued in connection with a Code Section 457 Plan that satisfies the requirement of Code Section 457(e)(1)(A) (i.e. a governmental 457 plan), then to the extent allowed by the Plan and as we may allow on a nondiscriminatory basis, this Contract shall accept Purchase Payments that are considered rollover eligible amounts in accordance with Code Section 402(c)(4) from an eligible retirement plan described in Code Section 402(c)(8)(B).  A separate accounting shall be maintained for amounts so contributed including a separate account for the portion of such Purchase Payment that is subject to Code Section 72(t).

Section 7 - Withdrawals

Paragraphs I and J are added at the end of Section 7 as follows:

I.

Transfer to Another Plan

You may ask us in writing to pay the withdrawal value to another entity that sponsors a Code Section 457 Plan or another qualified plan as may be permitted by the Code and related regulations. Such transfers will be subject to any applicable withdrawal charges.

J.

Rollover Election

The Owner, on behalf of an Annuitant, in a plan maintained by a governmental entity, may request a rollover of such amount that qualifies as an eligible rollover distribution in accordance with Code Section 402(c)(4) and applicable regulations to an eligible retirement plan as described in Code Section 402(c)(8)(B).  Such rollovers will be subject to any applicable withdrawal charges. For a plan maintained by a tax-exempt entity, a rollover of the withdrawal amount is not allowed.

Section 8 - Annuity Benefits

Paragraph E in Section 8 is replaced with the following.

E.	Fixed Annuity Payouts

The dollar amount of all payments is fixed during the entire period of annuity payments, according to the provisions of the annuity payout option selected.

Guaranteed minimum Annuity Payout Option One and Two rates for Fixed Annuity Payouts are based upon 3% yearly interest and unisex rates derived from 1983 Mortality Table a.

Other Fixed Annuity Payout options may be available. Contact us for details.

In setting Fixed Annuity Payout rates, we consider many factors, including, but not limited to: investment yield rates; taxes; and contract persistency.

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The Annuity Payout Option One and Two tables in your contract are deleted and replaced with the following tables.

ANNUITY PAYOUT TABLE

OPTION ONE

Installments for Life with or without a Fixed Period Certain

Monthly Income for Each $1,000 of Contract Value

Fixed Period in Months
Age	None	120	Age	None	120
50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67	3.96 4.03 4.09 4.17 4.24 4.32 4.41 4.50 4.59 4.70 4.80 4.92 5.04 5.18 5.32 5.47 5.63 5.80	3.94 4.00 4.07 4.14 4.21 4.28 4.36 4.45 4.54 4.63 4.73 4.84 4.95 5.06 5.19 5.32 5.45 5.59	68 69 70 71 72 73 74 75 76 77 78 79 80 81 82 83 84 85	5.98 6.18 6.39 6.62 6.87 7.14 7.43 7.75 8.09 8.46 8.86 9.29 9.75 10.26 10.81 11.40 12.03 12.72	5.74 5.90 6.07 6.24 6.42 6.60 6.79 6.99 7.18 7.38 7.58 7.77 7.96 8.15 8.32 8.48 8.64 8.78

Instead of monthly installments, yearly, semi-annual or quarterly installments may be selected.

Amounts for ages not shown in this table may be obtained on request.

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ANNUITY PAYOUT TABLE

OPTION TWO

Joint and Survivor Annuity

Monthly Income for Each $1,000 of Contract Value

Joint Payee's Age
Payee's Age	45	50	55	60	65	70	75	80	85
50 55 60 65 70 75 80 85	3.43 3.50 3.56 3.60 3.63 3.65 3.66 3.67	3.55 3.65 3.74 3.81 3.87 3.90 3.93 3.94	3.65 3.81 3.94 4.06 4.15 4.22 4.26 4.29	3.74 3.94 4.15 4.33 4.49 4.60 4.69 4.74	3.81 4.06 4.33 4.61 4.86 5.07 5.23 5.33	3.87 4.15 4.49 4.86 5.25 5.60 5.90 6.10	3.90 4.22 4.60 5.07 5.60 6.16 6.68 7.09	3.93 4.26 4.69 5.23 5.90 6.68 7.51 8.26	3.94 4.29 4.74 5.33 6.10 7.09 8.26 9.47

Amounts for ages not shown in this table may be obtained upon request.

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Section 9 - General Provisions

Paragraphs A and B in Section 9 are deleted in their entirety.

The following paragraphs are added to Section 9:

Minimum Benefits

This contract is governed by the laws of the state in which it is delivered. We guarantee that all annuity values, withdrawal values and death proceeds will always be as much as required by the laws of that state.

Nontransferable

This contract may not be transferred, sold, assigned, or discounted or pledged either as collateral for a loan or security for the performance of an obligation or for any other purpose, to any person or entity other than us.

Section 10 - Payments at Death

Paragraph A in Section 10 is replaced with the following:

A.	General

When the Annuitant dies before the Start Date, we will pay a death benefit at the Beneficiary's election and upon the Owner's approval of the death benefit distribution.  The distribution of all or part of the death benefit may be deferred to the extent allowed by state or federal law or IRS regulation.

Paragraph C in Section 10 is replaced with the following:

C.	Death Benefit Before the Start Date

The amount of the death benefit before the Start Date is defined as follows:

1.	If the Annuitant dies on or before the first day of the month following his/her 80th birthday, the death benefit is the greater of A, B, or C where:

A is the Contract Value on the Death Benefit Valuation Date;

B is the Adjusted Purchase Payment Total; and

C is the Reset Death Benefit.

2.	If the Annuitant dies after the first day of the month following his/her 80th birthday, the death benefit is the greater of A or B where:

A is the Contract Value on the Death Benefit Valuation Date; and

B is the Adjusted Purchase Payment Total.

Paragraph D in Section 10 is replaced with the following:

D.	Death Benefit Valuation Date

The Death Benefit Valuation Date is the Valuation Date following the date we receive both:

1.	Proof of death of the Annuitant; and

2.	Written request for a single sum payment or a payout permitted by Code Section 457(d)(2) and of which we approve.

Paragraph E in Section 10 is replaced with the following:

E.	Payment of Death Benefit

If a single sum payment of the death benefit is elected, we will make payment within seven days after the Death Benefit Valuation Date.  If an annuity payout is requested, it may be any annuity payout that could have been selected under Section 8 and which is permitted by Code Sections 401(a)(9), 457(d)(2), and the regulations thereunder.

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Section 12 - Termination

The last sentence in Paragraph A, Section 12 is amended to read as follows:

This payment may be made to you, or if you request, to another entity sponsoring a Code Section 457 Plan.

Section 13 - Restrictions on Distributions

Section 13 is added to the contract as follows:

A.	Required Distributions While Living

Distribution of the Annuitant's entire interest under a Certificate must commence on the first day of April of the year following the year in which the Annuitant reaches age 70 1/2, or retires, whichever is later.  To satisfy this distribution requirement, payments may be elected under Section 7, Section 8, or a combination of both.  All distributions including distributions made pursuant to an election of an annuity payout option shall be made in accordance with the requirements of Code Section 401(a)(9) and 457(d)(2) and applicable regulations thereunder including the minimum distribution incidental benefit rules.  For purposes of calculating minimum required distributions, life expectancy will be determined in accordance with Code Section 401(a)(9) and applicable regulations thereunder.

B.	Restrictions on Payments at Death

All elections for payments at death must meet the distribution requirements of the Code, applicable regulations, and the Plan.

C.	Waiver of Withdrawal Charges for Minimum Distribution Requirements

Withdrawal charges will be waived on the annual withdrawal in any Contract Year made to comply with minimum distribution requirements of Code Section 401(a)(9), and any applicable regulations thereunder.

However, the maximum amount available without applying withdrawal charges in any Contract Year under all provisions of this contract is the greater of:

1.	The amount needed for this contract to comply with minimum distribution requirements; or
2.	Earnings or ten percent of Purchase Payments, as of the last Contract Anniversary, subject to withdrawal charges.

This waiver applies only to withdrawals needed for the contract to meet the minimum distribution requirements.

All other terms and conditions of the contract remain unchanged.

The effective date of this Endorsement is the Issue Date of this contract.

/s/ Michael S. Smith
President ReliaStar Life Insurance Company

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